EXHIBIT 10(aa)

AMENDMENT NO. 7

TO

AMERICAN DENTAL PARTNERS, INC.

AMENDED AND RESTATED 1996 STOCK OPTION PLAN

The American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan, as previously amended (collectively, the “Plan”), is hereby amended pursuant to the following provisions:

1.	Definitions

All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Eligibility

The third sentence of the first paragraph of Section 5 of the Plan is hereby deleted from the Plan in its entirety and replaced with the following:

As used in the Plan, the term “subsidiaries” shall mean (a) any subsidiary corporations of the Company as defined in Section 424(f) of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), (b) any limited liability companies in which the Company or any such subsidiary corporation is the sole member, and (c) any limited partnership (i) in which the Company or one of its subsidiaries owns 50 percent or more of the combined voting power of all classes of equity, and (ii) which has elected to be taxed as a corporation for federal income tax purposes.

3.	Effective Date; Construction

The effective date of this amendment is July 30, 2004, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.